Exhibit 99.1

Retractable Technologies, Inc. Announces Litigation Update and Results for the First Quarter of 2017

LITTLE ELM, Texas, May 15, 2017—Retractable Technologies, Inc. (NYSE MKT: RVP) announced today that the bench trial in the case of Retractable Technologies, Inc. v. Becton, Dickinson and Company (“BD”) was held on May 11th in the United States District Court for the Eastern District of Texas, Sherman Division.  The Court announced that it will issue its decision within 3 months.  We cannot predict any recovery of damages in our litigation against BD at this time.  The ultimate outcome of this suit could have a material effect on our financial condition.

Retractable is also reporting the following results for the first quarter of 2017 which are included in its report on Form 10-Q filed on May 15, 2017 with the U.S. Securities and Exchange Commission.

Domestic sales accounted for 85.9% and 92.9% of our revenues for the three months ended March 31, 2017 and 2016, respectively.  Domestic revenues increased 8.1% principally due to increased sales of the 0.5 mL and 3 mL syringes.  Domestic unit sales increased 6.7%.  Domestic unit sales were 82.5% of total unit sales for the three months ended March 31, 2017.  International unit sales and revenues increased 118.3% and 132.9%, respectively, due to increased sales in South America, Australia, the European Union, and Africa.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales increased 17.2%.

Gross profit increased 6.2% primarily due to higher revenues.

The average cost of manufactured products sold per unit increased by 6.1% due to the increased volume of syringes produced in China.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 16.3% due to increased gross sales.

Operating expenses increased 12.7% or $393 thousand.  The increase was primarily due to bonuses granted to two officers and stock option expense, mitigated by a reduction in litigation costs.

Our operating loss was $1.2 million compared to an operating loss for the same period last year of $894 thousand.  The increase was due primarily to bonus expense for officers and stock option expense, mitigated by a reduction in litigation costs.

Our effective tax rate on the net loss before income taxes was 0.0% and (0.1)% for the three months ended March 31, 2017 and March 31, 2016, respectively.

Our balance sheet remains strong with cash making up 42.4% of total assets.  Working capital was $20.3 million at March 31, 2017, an increase of $841 thousand from December 31, 2016.

Cash flow from operations was a negative $977 thousand for the three months ended March 31, 2017 due primarily to the loss from operations and changes in working capital, namely increased inventories and other current assets, mitigated by an increase in other accrued liabilities.  Noncash expenses such as share based compensation and depreciation and amortization also reduced the cash flow impact of the net loss.  Purchases of Common Stock directly from the Company in the first quarter of 2017 by Thomas J. Shaw, President and CEO, resulted in additional capital of $1,780,000.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on May 15, 2017 with the U.S. Securities and Exchange Commission.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer